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                        FIRST NATIONAL BANK IN MANITOWOC
                      VOLUNTARY DEFERRED COMPENSATION PLAN

                ARTICLE I. PURPOSE, DEFINITIONS AND CONSTRUCTION

      Section 1.1 Purpose. First National Bank in Manitowoc ("Company") hereby adopts the Voluntary Deferred Compensation Plan (the "Plan") to permit certain directors selected by the Company to defer a portion of their anticipated director fees and to have such deferred director fees accounted for and administered.

      It is intended that the Plan shall constitute, and shall be construed and administered as, and unfunded plan of deferred compensation within the meaning of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), and the Internal Revenue Code of 1954, as amended (the "Code"). The Plan is not intended to be qualified under 401(a) of the Code.

      Section 1.2 Definitions. For purposes of the Plan, the following words and phrases shall have the meanings set forth below unless a different meaning is plainly required by the context.

         (A) Administrative Committee (or Committee) - means the persons from time to time designated and appointed by the Board to have general charge of the administration and interpretation of the Plan. In the absence of a specifically appointed Committee, the Board itself shall serve as the Committee.

         (B) Adoption Agreement (or Agreement) - means the separate Adoption Agreement between a Participant and the Company, which forms a part of the Plan, under which the Company has agreed to allow the Participant to participate in the Plan and under which the Participant has agreed to his participation in the Plan on the terms set forth herein.

         (C) Beneficiary - means the person or persons designated by a Participant in his most recent Beneficiary Designation Form to receive payments under the Plan in the event of the Participant's death; provided that if the Participant has failed to designate a Beneficiary, or if all designated beneficiaries predecease the Participant, any remaining distribution due under the Plan shall be payable to the Participant's surviving spouse or, if none, to his surviving issue per stirpes or, if none, then to his estate.

         (D) Board - means the Board of Directors of the Company.

         (E) Company - means First National Bank in Manitowoc, a Wisconsin Corporation, acting for itself and on behalf of its subsidiaries, and any successor thereto which assumes the rights and obligations of the Company under the Plan.

         (F) Deferral Account - means the account maintained for a Participant to record the total of his deferred compensation under the Plan and any adjustments relation thereto.
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         (G) Deferral Contributions - means the accounting additions which are administered pursuant to any Deferral Account under the Plan and the then current Deferral Form.

         (H) Deferral Form - means a Participant's then current Deferral Election Form, if any, to be executed by the Participant prior to the start of any affected Plan Year specifying the percentage or dollar amount of director fees elected to be deferred during any such plan year. The Deferral Form shall remain in effect for each affected Plan Year for which it is executed unless it is earlier revoked or amended to reduce the percentage or dollar amount of the deferral for amounts not yet earned during such year.

         (I) Disability - means such total and permanent physical or mental disability as, in the Committee sole and absolute discretion, would prevent the Participation from engaging in substantially gainful employment.

         (J) Effective Date - means August 1, 1987, the date as of which, by resolution of the Board, the provisions of this Plan became effective and the date after which the Participants were permitted to participate in the Plan by entering an Adoption Agreement with the Company.

         (K) Insolvency - means any declaration of insolvency made by an appropriate state or federal regulatory agency.

         (L) Participant - means a person who is or was one of the Company-selected directors who, by having executed an Adoption Agreement with the Company, is participating in the Plan. Such person shall cease to be a director with the Company, or the balance in his Deferral Account is reduced to zero ($0), whichever is later.

         (M) Plan - means the First National Bank in Manitowoc Voluntary Deferred Compensation Plan as set forth herein.

         (N) Plan Year - means the twelve (12) month period adopted under the Plan for reporting purposes, which is the period commencing on January 1 and ending December 31.

      Section 1.3 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and the definitions of any term herein in the singular shall also include the plural.

      Section 1.4 Headings. The headings of the various Articles, Sections and Subsections are inserted for convenience of reference and are not to be regarded as part of the Plan or as indicating or controlling the meaning or construction of any provision.

      Section 1.5 Plan Provisions Controlling. In the event the terms or provisions of any summary or description of the Plan or any other instrument, agreement, or document are in any construction interpreted as being in conflict with the provisions of the Plan as herein set forth, the provisions of the Plan shall be controlling.
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      Section 1.6 Severability. In the event any provisions of the Plan shall be held illegal or invalid for any reason, this illegality or invalidity shall not affect the remaining provisions of the Plan, and such remaining provisions shall be fully severable and the Plan shall, to the extent practicable, be contrued and enforced as if the illegal or invalid provisions had never been inserted therein.

      Section 1.7 Applicable Law. Subject to the intent that the Plan be unfunded and non-qualified as provided in Section 1.1, the provisions of the Plan shall be construed in accordance with the laws of the State of Wisconsin, except to the extent practicable, be construed and enforced as if the illegal or invalid provisions had never been inserted therein.

                         ARTICLE 11. DEFERRAL ELECTIONS
                CONTRIBUTION ADDITIONS, AND ACCOUNTING PROCEDURES

      Section 2.1 Availability of Deferral Election. The Company shall make available, in December of each Plan Year, to each Participant who is then an employee or director, a Deferral Form which may be used by the Participant to designate for deferral a portion of the salary or director fees he anticipates earning from the Company in the upcoming Plan Year. All amounts elected to be deferred by a Participant shall be subject to the terms and conditions of the Plan and shall be subject to FICA taxes, if applicable. No requested deferral shall be effective for any Plan Year unless the appropriate Deferral Form is completed and filed with the Committee prior to January 1 of the Plan Year for which the deferral is elected. No deferral can be made for any Plan Year during or after which the Participant has attained the age of seventy-one.

      Section 2.2 Maintenance of Separate Deferral Accounts. There shall be created and maintained under this Plan adequate records to disclose the interest hereunder of all participants. Such records shall be in the form of separate, individual Deferral Accounts, and credits and charges shall be made thereto in the manner described in this Plan. The maintenance of individual Deferral Accounts for Participants is only for accounting purposes. Distributions made from an account shall be charged. to that account as of the date paid.

      Section 2.3 Treatment of Amounts Deferred. Upon execution and filing by the Participation of an effective Deferral Form, the Company shall make a Deferral Contribution to such Participant's Deferral Account no later than ten
(10) days after the end of the period(s) during which the Participant would have otherwise been entitled to receive the amount deferred hereunder except for the Participant's election pursuant to this Plan and the Deferral Form.

      Section 2.4 Irrevocability and Nonassignability of Deferrals. All amounts credited to a Participant's Deferral Account shall be treated as having been irrevocably deferred and no payment based on such amounts may be received except in accordance with the eligibility requirements, terms and conditions of this Plan. Neither the Participant nor any beneficiary shall have any right or ability to alienate, sell, transfer, assign, pledge, encumber or submit to garnishment, execution or levy, either voluntarily or involuntarily, any amount due under this Plan shall be paid, transferred, delivered or otherwise conveyed only to the Participant or his Beneficiary, subject to the limitations of
Section 4.1.
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      Notwithstanding the foregoing, a Deferral Form election may be canceled, or amended not more than once annually to reduce the percentage or dollar amount of the Deferral during a Plan Year for amounts not yet earned during such Year, provided that once the Deferral Form election is canceled no further amounts may be deferred under this Plan for such Year.

         Section 2.5 Accounting Procedure. As of the close of each month after the Effective Date, the Trustee shall:

         (A) First, charge to the proper accounts all credits or accounting additions or distributions made from the account of Participants since the close of the last preceding month that have not been charged previously;

         (B) Second, credit to the proper accounts the Deferral Contributions that were made since the close of the last preceding month that have not been credited previously;

         (C) Third, adjust the net balances of the accounts of Participants upward or downward by allocating net earnings to such accounts in accordance with Section 2.6.

      Section 2.6 Earnings Allocation. Subject to the provisions hereof relative to separate accounts, the respective Deferral Accounts of Participants shall be adjusted as soon as is practicable after, but as of, the close of each month (and as of any other date if the Committee determines it is advisable for any reason) to reflect the net income addition for the period then completed, as follows: each Deferral Account value shall be credited each month with an equivalent annual rate based upon a per annum interest rate equal two (2) percentage points over the indexed Alexander Hamilton Life Insurance Company policy rate, with the initial rate being 10.25%; and subsequent adjustments made.

      In the administration of the accounts of Participants, appropriate adjustment shall be made in the case of a Participant, any part of whose account may be invested in the investments made for his separate benefit.

                   ARTICLE III. DEFERRED COMPENSATION PAYMENTS

      Section 3.1 Eligibility for Deferred Compensation. Subject to any limiting conditions set forth in this Plan, the Participant, or in the event of the Participant's death, his Beneficiary, will become eligible for receipt of deferred compensation under this Plan as follows:

         (A) Retirement or Termination - Upon retirement or other termination of regular employment with the Company, the Participant shall become eligible for deferred compensation payments under this Plan.

         (B) Disability - Upon cessation of active employment with the Company as a result of Disability, Participant shall become eligible for deferred compensation payments under this Plan.

         (C) Death - In the event of Participant's death prior to the Participants receipt of deferred compensation payments under the Plan reducing the Participant's Deferral Account balance to zero ($0), the Participant's Beneficiary shall be eligible for deferred compensation payments under the Plan.
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      Section 3.2 Amount and Method of Payment of Deferred Compensation. The
total deferred compensation to be paid to a Participant shall be distributed to the Participant and, upon the Participant's death, to his Beneficiary, in one of the following modes of distribution as determined by the Committee in its sole and absolute discretion taking into account the best interests of the Participant or Beneficiary: (i) lump sum payment; or (ii) annual installments over a period not to exceed the life expectancy of the Participant, as determined by the Committee as of the date payment is to commence or 15 years, whichever is the greater. The Committee may combine the foregoing distribution as determined by the modes as determined by the Committee in its sole and absolute. discretion taking into account the best interests of the Participant or Beneficiary Once the mode of distribution is determined, it shall remain in force until the Participant's account balance is reduced to zero, except that if the Participant or Beneficiary dies, or if the Participant or Beneficiary, because of illness, temporary disability or other incapacity or financial emergency, is in need of financial assistance, then the Committee may direct that any or all of the remaining account balance be distributed at any time as the Committee may deem advisable and proper.

      If a lump sum mode of distribution is used, the total deferred compensation to be paid to a Participant or Beneficiary shall be an amount equal to the Participant's Deferral Account balance as of the close of the Plan Year which during which the Participant retired, died, terminated or became disabled, or, if later, within a reasonable time after the Participant's interest is determined pursuant to the preceding sentence.

      If an installment mode of distribution is used, the first installment payment of deferred compensation under the Plan shall be made within sixty (60) days following the close of the Plan Year during which the Participant retired, died, terminated or became disabled, and each annual installment payable thereafter shall be distributed within sixty (60) days after the close of any Plan Year shall equal the balance of the Participant's Deferral Account determined at the beginning of such Plan Year, divided by the number of years remaining in the payment period over which payment benefits is being made.

      Section 3.3 Addition Ancillary Death Benefit. The Company may at its discretion insure the life of the Participant. As an addition Ancillary Death Benefit, the Participant's Beneficiary shall be eligible for the greater of the Deferral Account balance at the death of the Participant, or 100% of any net insurance benefit owned by the Company. The method of payment shall be as described in Section 3.2. The greater of the Ancillary Death Benefit or the Deferred Account balance shall be paid either prior to the commencement of benefits or following the commencement of benefits.

      Either the Deferred Account balance or the net death benefit shall be paid out in the installments as specified in Section 3.2; in monthly installments calculated at a discount rate determined by the Company's then one year C.D. rate.

                           ARTICLE IV. ADMINISTRATION

      Section 4.1 Committee to Administer Agreement. The Board shall appoint a three (3) member Administration Committee whose responsibility it shall be to provide for administration of this Plan.

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      The Committee shall have full authority to make decisions, issue directives, and take any and all actions reasonable or necessary to effectuate this Plan, including the authority to prescribe the use of such forms as it may deem necessary and to interpret the Plan and to resolve ambiguities, inconsistencies and omissions in its interpretation.

      Section 4.2 Claims Procedure. The Committee shall consider all claims by the Participant or any Beneficiary for payments under this Plan and shall promptly notify the claimant of its action on any such claim. In the event of any question regarding handling the claim, the Committee shall meet with the claimant to discuss such questions and attempt to resolve any areas of possible disagreement. If the claimants concerns remain unresolved after such meeting with the Committee, the claimant may request the Board to review the matter in dispute.

      Section 4.3 Life Insurance and Funding. The Company in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company he shall submit to medical examinations and supply such information and execute such documents as may be required by the Insurance company or companies to whom the Company has applied for insurance.

      The rights of the Participant, or his beneficiary, or estate, to benefit under the Plan shall be solely those if an unsecured creditor of the Company. Any insurance policy or other assets acquired by or held by the Company in connection with the liabilities assumed by its pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to be security for the performance of the obligations of the Company by shall be, and remain, a general, unpledged, and unrestricted asset of the Company.

      If this agreement is funded through insurance on the life of the Participant, then in the event of such Participant's death during the first two
(2) years after the effective date of this Agreement, and if such Participant's death was a result of suicide or if such Participant made any material misstatement or failed to make a material disclosure of information in any documentation which the Participant is requested to complete in connection with this Agreement, then no death benefits under the terms of this Agreement will be payable, unless to the extent that the Board of Directors of the Company, in their absolute discretion, may otherwise determine.

                            ARTICLE V. MISCELLANEOUS

      Section 5.1 Employment Rights. Any payment under this Plan shall be independent of, and in addition to, payments made under any other agreement or under any qualified retirement plan which may be in force between the Company and any Participant or Beneficiary, or any other compensation payable to Participant or his Beneficiary by the Company. Neither this Plan or any Deferral Form executed in connection herewith shall be construed as (i) constitution or creating a contract of employment, (ii) restricting either the Company's right to discharge Participant with or without cause of Participant's right to terminate his employment, or (iii) creating any guarantee or representation as to the amount of compensation to be paid to the Participant by the Company during any period of regular employment or any period during which the Participant is a director of the Company.

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     Section 5.2 Absence of Liability. Any and all liability created to administer this Plan and the Trust or to provide any Participant or Beneficiary with the benefits under this Plan shall be exclusively and solely that of the Company. No member of the Committee, officer, director or employee, past, present or future, of the Company shall have liability to any Participant or Beneficiary, or to any other person or entity, to provide or pay such benefits, such liability hereby being expressly and unconditionally denied.

      Section 5.3 Amendment or Termination. This Plan, may be altered, amended or revoked by a written agreement signed by the Company and a Participant, provided that if any amendment to the Plan or the adoption of the Plan by a Participant would constitute a subsequent Participant deferral election that would cause a Participant or Beneficiary to be in constructive receipt of past deferred amounts, then such amendment or adoption will only be applicable with respect to future deferrals. Notwithstanding the foregoing, the Company may unilaterally amend the Plan to provide that no future deferrals may be made by Participants and to conform the Plan to ERISA and Code requirements with respect to unfunded plans of deferred compensation.

      The Plan may not be terminated during the period immediately preceding the Company's Insolvency or inability to pay its debts as they mature if the intended result would be to accelerate the payment of benefits to Participants or Beneficiaries so that Deferral Accounts would be unavailable to the Company's general creditors.

      Section 5.4 Company Not an Advisor. The Company offers this Plan to Participants without assuming any responsibility or liability as an advisor or consultant relative to tax or other aspects of this Plan or the payment of benefits hereunder.

      Section 5.5 Plan Supercedes Prior Agreements. This Plan and the related Adoption Agreement supercede and take the place of any prior Deferred Salary Agreement which may have been entered into by the Participant and the Company, but only with respect to any account balance not yet distributed to the Participant thereunder.